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Exhibit 9.1

SECOND AMENDED AND RESTATED VOTING TRUST AGREEMENT,
VOTING AGREEMENT AND PROXY

        This Second Amended and Restated Voting Trust Agreement, Voting Agreement and Proxy ("Second Restated Voting Agreement") is made and entered into as of March 1, 2004, between Melvin Simon & Associates, Inc., an Indiana corporation ("MSA"), on the one hand, and Melvin Simon ("Melvin"), Herbert Simon ("Herbert") and David Simon ("David") on the other hand, each of the parties hereto being sometimes called individually, a "Party" or, collectively, "Parties".

W I T N E S S E T H:

        WHEREAS:

  A.
  The Parties entered into a Voting Trust Agreement, Voting Agreement and Proxy dated as of December 1, 1993 ("Voting Agreement"), with respect to certain Class B Shares in Simon Property Group, Inc., a Maryland corporation ("Old Class B Shares"), previously owned by MSA.

  B.
  The Parties entered into an Amended and Restated Voting Trust Agreement, Voting Agreement and Proxy, dated as of November 1, 2000 (the "Restated Voting Agreement"), with respect to the exchange of the Old Class B Shares for 3,200,000 shares (the "New Class B Shares") of Class B Common Stock, $0.0001 par value per share, of Simon Property Group, Inc., a Delaware corporation ("SPG"), in connection with a merger transaction with Corporate Property Investors, Inc.

  C.
  Pursuant to the terms of the Restated Certificate of Incorporation of SPG, MSA and the Voting Trustees (as hereinafter defined) have elected to convert 3,192,000 New Class B Shares into 3,192,000 shares (together with any shares of Common Stock, $0.0001 par value per share, of SPG (the "Common Stock") received as a dividend thereon or in respect of a recapitalization thereof, the "Common Shares") of Common Stock.

  D.
  The Voting Trustees have distributed 8,000 shares of New Class B Shares to MSA, which shares represent the remaining New Class B Shares owned by the Voting Trust (as hereinafter defined) not converted into Common Stock.

  E.
  The Parties desire to amend and restate in its entirety the Restated Voting Agreement.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties agree that the Restated Voting Agreement is amended and restated in its entirety to read as follows:

        1.     The Parties had created for the New Class B Shares and hereby elect to continue for the Common Shares the voting trust (the "Voting Trust") as provided in the Restated Voting Agreement and this Second Restated Voting Agreement, and MSA hereby appoints, designates and constitutes Melvin, Herbert and David as voting trustees (the "Voting Trustees", which term includes successors appointed pursuant to the terms of this Second Restated Voting Agreement) to serve and perform in accordance with the terms of this Second Restated Voting Agreement, subject to the terms of the Delaware General Corporation Law (the "Act").

        2.     MSA, simultaneously with the execution of this Second Restated Voting Agreement, assigned and delivered to the Voting Trustees one or more stock certificates representing the New Class B Shares, and hereby consents to the conversion of 3,192,000 of such shares into Common Shares and the Voting Trustees shall do all things necessary to cause the Common Shares represented by such stock certificate(s) to be transferred to, and into the names of, the Voting Trustees, as Voting Trustees hereunder, on the books of SPG.

        3.     This Second Restated Voting Agreement and the Voting Trust hereby created shall be irrevocable and continue for a period ending on the earlier of (1) thirty (30) years from the date hereof unless sooner terminated under clause (b) or clause (c) of this Paragraph 3, (b) the death, disability or resignation as Voting Trustee of the last of Melvin, Herbert, David and all successor Voting Trustees named as hereinafter provided to die, become disabled or resign as Voting Trustee, or (c) the agreement of all the Voting Trustees then serving, including successor Voting Trustees then serving, to terminate the Voting Trust. Upon the death, disability or resignation of a person who is a Voting Trustee, such person shall cease to be a Voting Trustee.

        4.     Throughout the term of this Second Restated Voting Agreement and except as otherwise provided in this Second Restated Voting Agreement, the Voting Trustees then serving hereunder who are then entitled, under the provisions of this paragraph 4, to vote the Common Shares held in trust hereunder shall vote the Common Shares in such manner as is agreed upon among such Voting Trustees entitled to vote at such time as such Voting Trustees, in their sole discretion, desire and unanimously agree upon, including but not limited to the election of one or more Voting Trustees (if not elected by holders of the New Class B Shares, $0.0001 par value per share of SPG) as directors of SPG, and such Voting Trustees entitled to vote at any given time shall have the exclusive right to vote such Common Shares, in person or by proxy, at all meetings of the stockholders of SPG (or to give written consents in lieu of voting thereon) and on all other occasions or events when the vote (or consent) of holders of Common Shares is required, sought or permitted; provided, however, the rights duties and obligations of each Voting Trustee to vote Common Shares shall be limited as follows:

          (a)   While Melvin and Herbert are both serving as Voting Trustees hereunder, Melvin and Herbert shall vote the Common Shares held hereunder as to each issue upon or with respect to which such Common Shares may be voted in the manner agreed upon between them;

          (b)   If Herbert is no longer serving as Voting Trustee hereunder and Melvin and David are serving as Voting Trustees hereunder, Melvin and David shall vote the Common Shares held hereunder as to each issue upon or with respect to which such Common Shares may be voted in the manner agreed upon between them;

          (c)   If Melvin is no longer serving as Voting Trustee hereunder and Herbert and David are serving as Voting Trustees hereunder, Herbert and David shall vote the Common Shares held hereunder as to each issue upon or with respect to which such Common Shares may be voted in the manner agreed upon between them unanimously;

          (d)   If both Melvin and Herbert are no longer serving as Voting Trustees hereunder, and David is serving as Voting Trustee hereunder, David shall vote the Common Shares held hereunder as to each issue upon or with respect to which such Common Shares may be voted, including the election of directors of SPG, in the manner he deems appropriate in his sole discretion, including electing himself as a director of SPG.

        5.     At any time during the term of the Voting Trust herein created, this Second Restated Voting Agreement may be amended by unanimous agreement of all persons then serving as Voting Trustees (without regard to whether a Voting Trustee is entitled at such time to vote Common Shares), or if only one person remains serving as Voting Trustee, by such Voting Trustee, which amendments may include but not be limited to shortening the term hereof, extending the term if permitted by law, or selecting or providing for the selection or appointment or automatic succession of successor Voting Trustees.

        6.     When consent or a vote of any Party hereto is required under the terms hereof, the same may be withheld or given in the sole discretion of such Party whose consent or vote is sought unless otherwise expressly provided herein.

        7.     No Voting Trustee shall have any liability to any holder of a Voting Trust Certificate (as hereinafter defined) hereunder for the manner in which the Voting Trustee votes the Common Shares or for other acts except for acts committed by him in bad faith or as otherwise provided at law.

        8.     All distributions with respect to Common Shares shall be paid to the holders of the Voting Trust Certificates hereunder as if they held the Common Shares directly, except that any distributions made in shares of Common Stock shall be held under and be subject to the provisions of this Second Restated Voting Agreement.

        9.     The Voting Trustees shall issue and deliver to MSA certificates (the "Voting Trust Certificates") representing the Common Shares (or in respect of any additional Common Shares held pursuant to paragraph 8 hereof) and MSA shall deliver to the Voting Trust for cancellation all Voting Trust Certificates outstanding immediately prior to the date hereof in form substantially as follows:

VOTING TRUST CERTIFICATE
FOR COMMON STOCK, PAR VALUE $0.0001 PER SHARE,
OF SIMON PROPERTY GROUP, INC.

        Certificate Number
Number of Shares Held in Trust—3,192,000

        THE UNDERSIGNED, Melvin Simon, Herbert Simon and David Simon, as Voting Trustees for the Common Stock, par value $0.0001 per share (the "Common Stock"), of Simon Property Group, Inc., a Delaware corporation ("SPG"), under a Second Amended and Restated Voting Trust Agreement, Voting Agreement and Proxy (the "Second Restated Voting Agreement"), dated                         , 2004, having received stock certificates evidencing 3,192,000 shares of Common Stock of SPG pursuant to the Second Restated Voting Trust Agreement (which the holder hereof, by accepting this Voting Trust Certificate, ratifies and adopts) hereby certifies that Melvin Simon & Associates, Inc. is entitled to receive 3,192,000 fully paid and nonassessable shares of Common Stock, on the expiration of the Second Restated Voting Agreement, and in the meantime shall be entitled to receive payments equal to all dividends or distributions that may be collected by the Voting Trustees upon a like number of such shares held by them under the terms of the Second Restated Voting Agreement, except that any dividends or distributions made in shares of Common Stock shall be held under and be subject to the provisions of the Second Restated Voting Agreement.

        This Voting Trust Certificate is transferable only on the books of the Voting Trustees by the registered holder in person or by his duly authorized attorney or by his assignee, and the holder hereby, by accepting this Voting Trust Certificate, manifests his consent that the Voting Trustees may treat the registered holder or his assignee hereof as the true owner for all purposes, except for the delivery of stock certificates, which delivery shall not be made without the surrender hereof and his agreement to make certain payments required by paragraph 14 of the Second Restated Voting Trust Agreement. Upon written assignment of this Voting Trust Certificate, the assignee shall be entitled to surrender this Voting Trust Certificate to the Voting Trustee and receive a new Voting Trust Certificate in replacement thereof.

        IN WITNESS WHEREOF, the Voting Trustee have executed this Voting Trust Certificate on September     , 2004.

Melvin Simon
Herbert Simon
David Simon as Voting Trustees

        10.   The Voting Trustees shall, promptly after receiving notice from the holder of a Voting Trust Certificate to the effect that such holder elects to cause all or any portion of the Common Shares represented by such certificate (as set forth in such notice) to be distributed thereto free of the Voting Trust created hereby, deliver to such holder, title and possession of such number of Common Shares and upon such holder's receipt of certificates (of Common Stock of SPG) evidencing such number of Common Shares, duly endorsed in blank, such holder shall surrender to the Voting Trustees for cancellation of the Voting Trust Certificates representing such number of Common Shares. In addition, the Voting Trustees, may, as they unanimously determine, distribute some or all of the Common Shares to the holder of Voting Trust Certificates therefor.

        11.   At the termination of the Voting Trust hereby created, the Voting Trustees shall deliver to the holders of the Voting Trust Certificates title and possession of the number of Common Shares represented thereby (or in respect of any additional Common Shares held pursuant to paragraph 8 hereof for which Voting Trust Certificates were not issued, if any).

        12.   A person shall be conclusively deemed "disabled" or to have a disability only when and if such person (a) has been adjudicated by a court of competent jurisdiction to be incompetent either to act as Voting Trustee hereunder or to manage his own affairs or (b) has been deemed by a panel of three (3) physicians accredited and licensed to practice medicine in Indiana that such person is "totally disabled", which term means that the person is incompetent to manage his own affairs or to vote Common Shares as an individual; provided, however that, and notwithstanding the foregoing, if MSA, SPG or a related entity provides a disability income policy for the individual, the definition of "totally disabled" under such policy shall be the definition which applies to the determination of whether a person is disabled hereunder. The panel of physicians shall be made up of one (1) physician selected by the adult children (or spouse if not adult children are living) of the individual in question, one (1) physician to be selected by the individuals who are parties to this Second Restated Voting Agreement other that the individual whose competence is in question and one (1) physician selected by the first (2) physicians selected. No person may vote any Common Shares nor perform any of the duties or functions of a Voting Trustee, and each executor, administrator, guardian or personal representative of any Voting Trustee, upon request, shall give (and be conclusively deemed to have given) an irrevocable proxy to the Voting Trustees then serving who will carry out and effectuate the terms of the Voting Trust. Such proxy will be in force automatically, whether or not a written proxy is executed, and this Second Restated Voting Agreement shall constitute such proxy for the full term of this Second Restated Voting Agreement and be deemed renewed on the first day of each eleventh (11th) month. While both exist and are effective, the Voting Trust shall supersede and prevail over such proxy, and if the Voting Trust is determined as a matter of law to be ineffective, such proxy shall prevail. The expiration of such proxy shall not terminate this Second Restated Voting Agreement.

        13.   The term "immediate family" of a person means and includes the spouse of the person and all lineal descendants of the person (including adopted descendants).

        14.   The Voting Trustees shall serve without compensation, but shall have the right to incur and pay such reasonable expenses and charges and to employ such agents, accountants, attorneys and counsels he (or she, as the case may be) may deem necessary and proper for carrying this Second Restated Voting Agreement into effect, and each holder of Voting Trust Certificates shall, severally, promptly upon request, reimburse the Voting Trustees (pro rata in direct ratio to the number of Common Shares represented by such certificates) for any such expenses and charges. Nothing in this Second Restated Voting Agreement contained shall disqualify a Voting Trustee or incapacitate a Voting Trustee or his successor or either of them from serving SPG or any of its subsidiaries as officer or director or in any other capacity, and in any such capacity receiving compensation.

        15.   All of the terms and provisions of this Second Restated Voting Agreement shall be binding upon and inure to the benefit of each of the Parties hereto, there respective successors, assigns, heirs, administrators and executors and to all of the new Common Shares of the SPG to which this Second Restated Voting Agreement is, or may, at any time or from time to time hereafter, be applicable.

        16.   MSA shall deposit an executed copy of this Second Restated Voting Agreement with SPG at its principal office and at its registered office in the State of Delaware. The Parties shall use their reasonable commercial efforts to cause SPG to note on the certificates evidencing the Common Shares (and in the stock ledger in respect of the Common Stock) that such certificates are subject to this Second Restated Voting Agreement.

        17.   This Second Restated Voting Agreement shall be construed and governed by and in accordance with the laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties hereto have executed this Second Restated Voting Agreement as of the date and year first shown above.

Melvin Simon
Herbert Simon
David Simon

Melvin Simon & Associates, Inc., an Indiana corporation
By:
Name: Title: Co-Chairman

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SECOND AMENDED AND RESTATED VOTING TRUST AGREEMENT, VOTING AGREEMENT AND PROXY